                                                                    EXHIBIT 10.6

                           CREDIT FACILITY AGREEMENT


                                    between


                      CABLE NETWORK BRABANT HOLDING B.V.


                                      and


                             COOPERATIEVE CENTRALE
                        RAIFFEISEN-BOERENLEENBANK B.A.
                                   as Agent


                                      and


                             COOPERATIEVE CENTRALE
                        RAIFFEISEN-BOERENLEENBANK B.A.
                               as Initial Lender


             dated February 20, 1998, as amended on August 7, 1998

                               TABLE OF CONTENTS

ARTICLE I - DEFINITIONS
Section 1.01.     Definitions                            6
Section 1.02.     Singular/Plural - Persons -
                  References - Headings                 26

ARTICLE II - REPRESENTATIONS AND WARRANTIES
Section 2.01.     Project and Project Cost              26
Section 2.02.     Information provided by the Company   27
Section 2.03.     Representations as to this Agreement  27
Section 2.04.     Acknowledgement and Warranty          28
Section 2.05      Repetition of Representations
                  and Warranties                        28

ARTICLE IIII - LOAN
Section 3.01.     Amount and Currency                   29
Section 3.02.     Disbursements                         29
Section 3.03.     Interest                              30
Section 3.04.     Suspension and Cancellation           31
Section 3.05.     Commitment Fee and other Fees         32
Section 3.06.     Repayment                             32
Section 3.07(a).  Voluntary Prepayment                  33
Section 3.07(b).  Mandatory Prepayment                  34
Section 3.08.     Payments                              35
Section 3.09.     Insufficient Payments                 36
Section 3.10.     Default Interest                      37
Section 3.11.     Tax Gross up                          38

Section 3.12.     Unwinding Costs                       39
Section 3.13.     Increased Costs                       40

ARTICLE IV - CONDITIONS OF DISBURSEMENT
Section 4.01.     Conditions of First Disbursement      41
Section 4.02.     Conditions for Any Disbursement       47
Section 4.03.     Conditions of First Disbursement
                  under Tranche C                       49

ARTICLE V - PARTICULAR COVENANTS
Section 5.01.     Affirmative covenants                 52
Section 5.02.     Negative covenants                    58
Section 5.03.     Furnishing of Information             63
Section 5.04      Financial covenants                   66


ARTICLE VI - EVENTS OF DEFAULT
Section 6.01.     Acceleration in Events of Default     68
Section 6.02.     Automatic Acceleration                71

ARTICLE VII - SYNDICATION AND AGENT
Section 7.01      Syndication                           72
Section 7.02      Agent                                 75

ARTICLE VIII - MISCELLANEOUS
Section 8.01.     Notices                               77
Section 8.02.     Certificate of Authority              78
Section 8.03.     English Language                      79
Section 8.04.     Financial Calculations                79
Section 8.05.     Rights, Remedies and Waivers          79

Section 8.06.     Term of Agreement                     81
Section 8.07.     Governing law and Jurisdiction        81
Section 8.08.     Successors and Assigns                81
Section 8.09.     Counterparts                          82
Section 8.10.     Amendments                            82
Section 8.11.     Severability                          82


Schedule  1       Agreed Base Case
Schedule  2       Excess Cash Flow
Schedule  3       Information Package
Schedule  4       Interest Rate Hedging Policy
Schedule  5       Participation Agreement
Schedule  6       Request for Disbursement
Schedule  7       Repayment Schedule
Schedule  8       Authorisation of Auditors
Schedule  9       Quarterly Management Report
Schedule 10       Municipalities
Schedules 11
and 12            see Schedules 3 and 1
Schedule 13       Letters to Municipalities

                           CREDIT FACILITY AGREEMENT

THE UNDERSIGNED:

1. CABLE NETWORK BRABANT HOLDING B.V., a limited liability company organised and existing under the laws of the Netherlands, with registered seat at Eindhoven (hereinafter referred to as the "COMPANY");

and

2. COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., a cooperative association organised and existing under the laws of the Netherlands with registered seat at Amsterdam (hereinafter referred to as the "AGENT");

and

3. COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., a cooperative association organised and existing under the laws of the Netherlands with registered seat at Amsterdam (hereinafter referred to as the "INITIAL LENDER");

WHEREAS:

(A) the objects of the Company include the development, maintenance and operation of cable networks and systems for the distribution of radio and television programs and other communication purposes; and the provision of telecommunication services, including, without limitation, the distribution of television programs to subscribers; multi-media services, data transmission and voice services;

(B) the Company intends to carry out the Projects, as contemplated in this Agreement;

(C) the Initial Lender has offered to finance the Projects up to an amount of NLG 266,000,000 (two hundred sixty-six million Netherlands Guilders) under the terms and subject to the conditions of this Agreement;

(D) the Company and the Initial Lender, acting for itself and in its capacity as agent for the Lenders, now wish to record their agreement regarding the financing referred to in recital (C) as follows;

HAVE AGREED AS FOLLOWS:


                            ARTICLE I  DEFINITIONS
                            ----------------------

SECTION 1.01. DEFINITIONS

Wherever used in this Agreement or the Schedules hereto, unless the context otherwise requires, the following terms have the following meanings:

"Affiliate"                  means of any entity any other person directly or
                             indirectly, controlling,
                             controlled by, or under common control with, such person; for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares or by contract or otherwise;

"Agreed Base Case"           means the financial projections of the Company,
                             including the explanatory notes thereto, for the
                             duration of the Loan, as set forth in SCHEDULE 1,
                             including any Deviation (as defined in Section
                             5.01(a), any amendment pursuant to Section
                                    -
                             5.02(e)(4) and any amendment agreed upon between the Company and the Agent;

"Agreement"                  means this Credit Facility Agreement, including the
                             Schedules thereto, as amended from time to time;

"AIBOR Breakage Costs"       means such amounts as shall be sufficient to
                             compensate each of the

                             Lenders for all losses, costs and expenses resulting from any repayment or prepayment with respect to a Disbursement, for any reason (including, without limitation, the acceleration of amounts due or outstanding hereunder pursuant to
                             Section 6.01 or 6.02), on a day before the last day of an Interest Period of such Disbursement;

"Auditors"                   means the firm of independent public accountants as
                             the Company may from time to time, subject to the provisions of Section 5.01(e), appoint as auditors of the Company;

"Breakage Costs"             means AIBOR Breakage Costs and Interest Hedge
                             Breakage Costs;

"Bridge Loan"                means the NLG 122,012,273 (one hundred and twenty-
                             two million twelve thousand and two hundred seventy-three Netherlands Guilders) bridge loan dated February 3, 1998 provided by the Initial
                             Lender to the Company;

"Business Day"               means a day on which commercial banks and foreign
                             exchange markets are open for the transaction of business (of the kind contemplated in this Agreement) in the interbank market in Amsterdam, the Netherlands;

"Cash Interest Cover
Ratio" or "CICR"             means in respect of a certain period the result
                             obtained by dividing the sum total of (i) EBITDA, less (ii) taxes paid and (iii) any increase in Net
                             Working Capital, plus (iv) any decrease in Net
                             Working Capital, by all Net Interest Expense under
                             Financial Debt due and payable in such period;

"Charter"                    means, in respect of the Company, or any other
                             company, corporation, partnership or governmental agency, its founding act and articles of association (statuten), as amended from time to time;

"Combivisie"                 means the foundation Stichting Combivisie Regio,
                             established at Helmond, and the limited liability company Setelco B.V., established at Helmond, jointly;

"Combivisie Assets"          means the Combivisie assets sold by Combivisie to
                             UPC, transferred by

                             Combivisie to UPC's (indirect) Subsidiary Cable Network Netherlands Holding B.V., as permitted under the agreement dated December 17, 1997 between Combivisie as seller and UPC as purchaser, and contributed by Cable Network Netherlands Holding B.V. to the Company pursuant to the notarial deed of contribution executed by civil law notary Mr Johan F.L. Bakker in Amsterdam on February 3, 1998;

"Current Assets"             means the aggregate (as of the date of calculation)
                             of the Company's trade and other receivables realizable within one year, inventories and prepaid expenses which are to be charged to income within one year;

"Current Liabilities"        means the aggregate (as of the date of calculation)
                             of all liabilities of the Company falling due on demand or within one year, excluding the portion of long-term debt falling due within one year;

"Debt Service Coverage
Ratio" or "DSCR"             means in relation to any period the result obtained
                             by dividing the sum
                             total of (i) EBITDA, less (ii) taxes paid, less
                             (iii) any increase in Net Working Capital and less
                             (iv) capital expenditures, plus (v) any decrease in Net Working Capital, by all interest and scheduled repayment amounts due under the Financial Debt in a given period;

"Default Interest Period"    means, with respect to any amount overdue under
                             this Agreement, a period commencing on the Business
                             Day on which such payment becomes overdue and ending on the date of actual payment of the overdue amount;

"Default Interest Rate"      means the interest rate applicable to amounts
                             overdue under this Agreement, as determined in accordance with Section 3.10(c);

"Disbursement"               means any amount of the Loan which is disbursed
                             from time to time pursuant to Section 3.02;

"EBITDA" means in relation to any calendar quarter Earnings Before Interest, Taxes, Depreciation and Amortization and is (for the period of calculation) the sum of:

                             (1) the income (or deficit) of the Company before provision for income taxes for such period, plus

                             (2)   Net Interest Expense for such period, plus

                             (3) all amounts in respect of depreciation and amortization for such period, plus

                             (4) all management fees paid or payable by the Company pursuant to Section 5.04(g) but only to the extent such fees have been taken into account in the calculation of income under
                                   (1) above;

                             provided that, if the context requires that EBITDA shall be annualised as follows: EBITDA so calculated for the first period of calculation shall be multiplied by 4 (four); for the second period of calculation EBITDA shall be aggregated with the EBITDA calculated for the first period of calculation and multiplied by 2 (two); and for each subsequent calculation period EBITDA shall be aggregated with the EBITDA calculated for the immediately preceding period of calculation and multiplied by 2 (two);

"Euro" means the legal tender of the Netherlands from the date the Netherlands Guilders shall, by operation of law, have been replaced entirely as legal tender of the Netherlands as a result of the Netherlands' participation in the European Monetary Union;

"Event of Default"           means any one of the events specified in Section
                             6.01;

"Excess Cash Flow"           means for any Financial Year, the amount calculated
                             in accordance with SCHEDULE 2;

"Existing KTE Facility"      means the existing NLG 65,000,000 loan provided by
                             the Initial Lender to KTE under a Credit Facility
                             Agreement of February 7, 1997;

"Financial Debt"             means all component parts of (i) the Loan, (ii) the
                             Working Capital

                             Facility, (iii) the KTE Insti tutional Loans and
                             (iv) the indebtedness incurred by the Company under
                             Section 5.02(e)(4) of this Agreement;

"Financial Statements"       means the unconsolidated and, to the extent
                             available, the consolidated financial statements of the Company prepared in agreement with its books of account and in accordance with Generally Accepted
                             Accounting Principles;

"Financial Year"             means the accounting year of the Company commencing
                             each year on 1 January and ending on the following
                             31 December, or such other accounting period of the Company as the Company may from time to time designate as the accounting year of the Company;

"Gearing Ratio"              means the result obtained by dividing the
                             Shareholders' Equity by the Financial Debt;

"General Business
Agreements"                  means the agreements relating to the business of
                             the Company, including, without limitation, the agreements which have been assigned and transferred in favour and for the benefit of the Company (or any of its Affiliates) under the acquisition contracts regarding the KTE Assets and the Combivisie Assets;

"General Services
Agreement"               means the General Services Agreement entered into by
                             the Company and UPC, effective as of January 1, 1998;

"Generally Accepted
Accounting Principles"       means accounting principles generally accepted in
                             the Netherlands consistently applied;

"Increased Costs"            has the meaning given to it in Section 3.13;

"Information Package"        means the documents and information provided by the
                             Company and UPC to the Agent, and as described in detail in SCHEDULE 3;

"Insurance Advisor"      means Mees & Zoonen Marsh & McLennan  B.V., or any
                             other reputable internationally recognized insurance advisor to be appointed by the Agent in consultation with the Company;

"Insurance Advisory
Agreement"                   means the insurance advisory agreement to be
                             entered into by the Insurance Advisor, the Company, the Agent and the Initial Lender;

"Insurance Report"           means the insurance report to be provided to the
                             Agent by the Insurance Advisor pursuant to the Insurance Advisory Agreement;

"Interbank Rate"
or "AIBOR"                   means, for each Interest Period, the Amsterdam
                             InterBank Offered Rate or "AIBOR", as published by De Nederlandsche Bank N.V. and which appears on the AIBOR page (domestic) of the screen operated by Reuters Monitor Money Rate Service (or such other page as may replace the Netherlands Guilder page for the purpose of displaying the AIBOR rates of leading reference banks) as of 12.00 a.m., Amsterdam time, on the relevant Interest
                             Determination Date for the period which is closest to the duration of such Interest Period (or, if two periods are equally close to the duration of such Interest Period, the average of the two relevant rates); provided that

                             (i) if, for any reason, the Interbank Rate cannot be determined at such time by reference to the above publication, the Interbank Rate for such Interest Period shall be the rate which the Agent determines to be the arithmetic mean of the offered rates for deposits in Netherlands Guilders in an amount comparable to the principal amount of the Disbursement scheduled to be outstanding during such Interest Period for a period equal to such Interest Period which are advised to the Agent by three major banks active in the Amsterdam interbank market selected by the Agent; and

                             (ii) in the event of modification affecting the composition or definition of AIBOR, or in the event of disappearance of AIBOR and the substitution of an interbank rate of the same or an equivalent nature, or in the event of modification affecting the institution or organisation publishing the interbank rate pursuant to Article 123(4) (new numbering -formerly Article 109L(4)) of the Treaty Establishing the European Economic Community, as amended by the Treaty on the European Union (the Maastricht Treaty), the rate or index resulting from such modification or substitution shall automatically apply;

"Interest
Determination Date"          means, for any Interest Period, the date 2 (two)
                             Business Days prior to the first day of such Interest Period;

"Interest Hedge
Breakage Costs"              means the amounts payable by (i) one or more of the
                             Lenders (the "AFFECTED LENDER") to an interest rate hedge counterparty in connection with terminating or unwinding any interest rate hedge transaction between the Affected Lender and such interest hedge counterparty or (ii) the Company to one or more of the Lenders in connection with terminating any Interest Rate
                             Hedging Product between the Company and such Lender(s) as a result of (a) the prepayment of any Disbursement (or any part or all of the Loan) or
                             (b) the termination or unwinding of any Interest
                             Rate Hedging Product pursuant to the terms and conditions of the ISDA Agreement;

"Interest Payment Date"      means the last day of each Interest Period of a
                             Disbursement, provided, however, that in case the Company has selected an Interest Period of 12
                             (twelve) months with respect to a Disbursement, the Interest Payment Date shall be the day 6 (six) months after the commencement of such Interest
                             Period, in addition to the last day of such Interest Period;

"Interest Period"            means each period of 1 (one), 3 (three), 6 (six)
                             or, subject to availability to the Lenders, 12
                             (twelve) months, commencing on the date of a Disbursement and ending on the last day of such period, provided that if such a day is not a Business Day such period shall end on the next succeeding Business Day, unless such next succeeding Business Day falls within the next calendar month, in which case such period shall end on the immediately preceding Business Day;

"Interest Rate Hedging
Policy" means a certain policy with respect to the hedging of interest rates as detailed in SCHEDULE 4 to this Agreement;

"Interest Rate Hedging
Product" means any of the products referred to in the Schedule concerning the Interest Rate Hedging Policy;

"ISDA Agreement"             means a certain ISDA Master Agreement entered into
                             between the Company and a Lender, including the Schedule attached to such ISDA Master Agreement, and the confirm ations with respect to the Interest
                             Rate Hedging Products entered into between the Company and such Lender under such ISDA Master
                             Agreement;

"KTE"                        means the limited liability company Kabeltelevisie
                             Eindhoven N.V., an

                             (indirect) subsidiary of UPC, established at Eindhoven;

"KTE Assets"                 means the assets of KTE contributed by KTE to the
                             Company pursuant to the notarial deed of contribution executed by civil law notary, Mr Johan
                             F.L. Bakker in Amsterdam on February 3, 1998;

"KTE Institutional Loans"    means the following existing loan agreements of
                             KTE:

                             (i)   a NLG 25,000,000 (twenty-five million
                                   Netherlands Guilders) loan, dated December 2, 1985 from the Algemeen Burgerlijk Pensioenfonds;

                             (ii) a NLG 3,000,000 (three million Netherlands Guilders) loan, dated January 21, 1985 from the Stichting Pensioenfonds voor Fysiotherapeuten;

                             (iii) a NLG 2,000,000 (two million Netherlands
                                   Guilders) loan, dated January 21, 1985 from the Stichting Pensioenfonds voor beambten in de Schoenin dustrie en Lederwarenindustrie;

                             (iv) a NLG 7,000,000 (seven million Netherlands Guilders) loan, dated October 1, 1993 from the N.V. Bank Nederlandse Gemeenten;

                             (v) a NLG 5,000,000 (five million Netherlands Guilders) loan, dated May 15, 1994 from the Stichting NMS Spaarbank;

"KTSB" means the limited liability company Kabeltelevisie Son en Breugel B.V., established at Son en Breugel;

"Lenders"                    means the Initial Lender and each of the financial
                             institutions which, from time to time, may or shall accede to this Agreement by way of a Participation
                             Agreement;

"Leverage Ratio"             means in relation to any period the result obtained
                             by dividing all amounts of principal outstanding as per the end of such period under the Financial Debt by annualised EBITDA for such period;

"Loan" means the loan provided for in Section 3.01 or, as the context may require, the aggregate principal amount of all

                             Disbursements from time to time outstanding as of the Tranche B Stop Date;

"Majority of Lenders"        means Lenders participating for at least 51%
                             (fifty-one per cent) in the Loan;

"Margin" means (i) until the Tranche A Stop Date 1.50% per annum; and (ii) in the period thereafter, from time to time, the percentage number in the column opposite the Leverage Ratio achieved by the Company, as follows:

                             Leverage Ratio      Margin
                             --------------      ------
                             7.00 and up     1.60% p.a.
                             6.00 - 6.99     1.35% p.a.
                             5.00 - 5.99     1.10% p.a.
                             4.00 - 4.99     0.90% p.a.
                             3.00 - 3.99     0.70% p.a.
                             below 3.00      0.60% p.a.

                             as such Leverage Ratio is determined by the Agent on each January 1, April 1, July 1 and October 1 upon receipt by the Agent of a certificate, duly signed by the Chief Financial Officer of the Company (and provided to the Agent simultaneously with the quarterly management report referred to in Section 5.03(a)), setting forth the Leverage Ratio as calculated by the Company over the calendar quarter which is the subject of the quarterly management report;

"Maturity Date"              means December 31, 2007;

"Net Interest Expense"       means (for the period of calculation) the interest
                             charges paid or accrued during such period under the Financial Debt less the interest charges received by or accrued to the Company;

"Net Working Capital"        means the amount calculated as  Current Assets
                             minus Current Liabilities;

"NLG" or
"Netherlands Guilders"       means the current legal tender of the Netherlands;

"Participation Agreement"    means an agreement among the Agent, an existing
                             Lender, the Company and any new Lender,
                             substantially in the form of SCHEDULE 5;

"Percentage Portion"         means, save as otherwise provided herein, the
                             percentage portion with which a Lender is participating in the

                             Loan or remains participating in the Loan following execution of a Participation Agreement in accordance with the provisions of Section 7.01 and as such Percentage Portion is set forth in the Schedule to such Participation Agreement;

"Potential Event
of Default"                  means an event (i) which cannot or will not be
                             remedied and which, by the giving of notice and/or the lapse of time, will constitute an Event of Default, or (ii) which, in the absence of remedial actions, will constitute an Event of Default by the giving of notice and/or the lapse of time, except for events that can and shall be remedied by the Company in accordance with and within a period of time that is in accordance with standard business practice (unless it may not be reasonably expected from the Agent to allow any such remedial period);

"Project A"                  means the refinancing of the Bridge Loan;

"Project Accounts"           means all of the Company's bank accounts,
                             including, without limitation, the bank account under number 1010.69.928, and including all monies and any deposits standing to the credit of the Company made in or through such accounts;

"Project Agreements"         means the agreements referred to in Sections
                             4.01(a) and 4.03(a) and each agreement or document designated by the Agent and the Company to constitute a Project Agreement and, in the singular, means any one of such agreements;

"Project B"                  means the development and exploitation of enhanced
                             cable TV services (including expanded basic TV, premium TV and interactive pay per view), data and internet services and telephony services as further described in the Agreed Base Case;

"Project C"                  means the refinancing of the Existing KTE Facility;

"Project D"                  means the acquisition of the cable networks of the
                             municipalities of Oirschot (including the cable network in Oost-, West- and Middelbeers), Nuenen and Heeze-
                             Leende as well as the development and exploitation of enhanced cable TV services (including expanded basis TV, premium TV and interactive pay per view), data and internet services and telephony services as further described in the Agreed Base Case, as amended;

"Projects"                   means Project A, Project B, Project C and project D
                             jointly;

"Security"                   means the security created by the Company to secure
                             all amounts owing by the Company to the Agent and the Lenders under this Agreement, as detailed in Sections 4.01(d) and 4.03(c);

"Shareholders' Equity"       means (as of the date of calculation) the amount
                             paid up on the share capital of the Company;

"Subsidiary"                 means, of an entity, any other entity over fifty
                             per cent (50%) of whose share capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity;

"Tranche A"                  means such part of the Loan as is equivalent to NLG
                             122,012,273 (one hundred and twenty-two million twelve thousand and two hundred seventy-three
                             Netherlands Guilders) (for Project A) and NLG
                             65,000,000 (sixty-five million Netherlands
                             Guilders) (for Project C) (collectively the
                             "TRANCHE A AMOUNT") and which is, upon
                             disbursement, to be applied exclusively by the Company to the financing of Project A and Project
                             C;

"Tranche A Stop Date"        means April 29, 1998;

"Tranche B"                  means such part of the Loan as is equivalent to NLG
                             62,987,727 (sixty-two million nine hundred eighty-seven thousand and seven hundred twenty-seven
                             Netherlands Guilders) (the "TRANCHE B AMOUNT") and which is, upon disbursement, to be applied exclusively by the Company to the financing of Project B;

"Tranche B Stop Date"        means December 31, 2000;

"Tranche C"                  means such part of the Loan as is equivalent to NLG
                             16,000,000 (sixteen million Netherlands Guilders)
                             (the

                             "TRANCHE C AMOUNT") and which is, upon
                             disbursement, to be applied exclusively by the Company to the financing of Project D;

"Tranche C Stop Date"        means December 31, 1999;

"UPC" means United Pan-Europe Communications N.V., established at Amsterdam, the Netherlands;

"Working Capital Facility"   means the working capital facility to be provided
                             by the Agent as lender to the Company as borrower;


SECTION 1.02. SINGULAR/PLURAL - PERSONS - REFERENCES - HEADINGS

(a) In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa, and words denoting persons include corporations, partnerships, and other legal persons.

(b) In this Agreement, references to a specified Article, Section or Schedule shall be construed as a reference to that specified Article, Section or Schedule of this Agreement.

(c) The headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

                   ARTICLE II REPRESENTATIONS AND WARRANTIES


SECTION 2.01. PROJECT AND PROJECT COST

The Company represents and warrants that as of the date of this Agreement the Projects conform in all material respects with the description thereof included in the Agreed Base Case, taking into account any agreed Deviation (as defined in Section 5.01(a)) or amendment of the Agreed Base Case as referred to in Section 5.02(e)(4) or as is agreed upon between the Company and the Agent.

SECTION 2.02. INFORMATION PROVIDED BY THE COMPANY

The Company represents and warrants, as of the date of this Agreement, that the Agreed Base Case and the Information Package were prepared after due and careful inquiry, based upon historical financial information and upon the assumptions set forth therein, which assumptions were reasonable when made and are reasonable as of the date of this Agreement and (taken together) represent projections and forecasts which are not in a material way inconsistent with the Company's actual range of projections and forecasts of its financial position, including the financial position of its Subsidiaries, taking into account any agreed Deviation (as defined in Section 5.01(a)) or amendment of the Agreed Base Case as referred to in Section 5.02(e)(4) or as is agreed upon between the Company and the Agent.


SECTION 2.03. REPRESENTATIONS AS TO THIS AGREEMENT

The Company represents and warrants as follows:

(a)   it has the corporate power to enter into this Agreement;

(b) this Agreement has been duly authorized and executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable in accordance with its terms; and

(c) the entering into this Agreement and the borrowing contemplated thereby and (when all the consents referred to in Section 4.01(c) have been obtained) the compliance with its terms will not result in violation of the Company's Charter, nor will it result, in any material respect, in violation of any provision contained in any agreement or instrument to which the Company is a party or by which the Company is bound or in any law, regulation, judgment or decree applicable to the Company.


SECTION 2.04. ACKNOWLEDGEMENT AND WARRANTY

The Company acknowledges that it has made the representations referred to in Sections 2.01, 2.02 and 2.03 with the intention of persuading the Agent and Lenders to enter into this Agreement and that the Agent and Lenders have entered into this Agreement on the basis of, and in full reliance on, each of such representations. The Company warrants to the Agent and the Lenders that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.


SECTION 2.05 REPETITION OF REPRESENTATIONS AND WARRENTIES

In case of an amendment to or modification of this Agreement and/or any of the Schedules hereto, including but not limited to the Agreed Base Case and the Information Package, the Company shall be deemed to repeat the representations and warranties as set forth in the above Sections 2.01 up to and including 2.04 (except with respect to the Information Package and in the case of Sections 2.01 and 2.02 taking into account any agreed Deviation (as defined in

Section 5.01(a)) or amendment of the Agreed Base Case as referred to in Section 5.02(e)(4) or as may be agreed upon between the Company and the Agent) on and as of the date of such amendment or modification, with reference to facts and circumstances then existing, regardless whether such amendment or modification will be recorded in an amendment agreement to this Agreement.

                               ARTICLE III LOAN


SECTION 3.01. AMOUNT AND CURRENCY

Subject to the terms and conditions of this Agreement, the Lenders agree to lend to the Company and the Company agrees to borrow from the Lenders the aggregate amount of up to NLG 266,000,000 (two hundred sixty-six million Netherlands Guilders).


SECTION 3.02. DISBURSEMENTS

(a) The Loan shall be disbursed by the Lenders from time to time upon the Company's request, in the form of SCHEDULE 6, irrevocable by the Company and in substance satisfactory to the Agent, an original of which shall be delivered to the Agent at least five (5) Business Days prior to the proposed date of the Disbursement.

(b)   Disbursements shall be made:

      (1) in respect of Tranche A: for amounts which are a multiple of NLG 5,000,000 (five million Netherlands Guilders) and with a minimum of NLG 10,000,000 (ten million Netherlands Guilders);

      (2) in respect of Tranche B and Tranche C: for amounts which are a multiple of NLG 1,000,000 (one million Netherlands Guilders) and with a minimum of NLG 5,000,000 (five million Netherlands Guilders).


SECTION 3.03. INTEREST

(a) Except as provided in Section 3.10, the Company shall pay interest to the Agent, for distribution to the Lenders, as the case may be, on the principal amount of each Disbursement under the Loan from time to time outstanding during each Interest Period at a rate equal to the sum of the Margin and the Interbank Rate for such Interest Period.

(b)   Interest shall:

      (1) accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

      (2) be calculated on the basis of actual number of days elapsed and a 360-day year; and

      (3)  be due and payable on each Interest Payment Date of a Disbursement.

(c) On each Interest Determination Date, the Agent shall determine the Interbank Rate and the Margin applicable during the relevant Interest Period and promptly give notice thereof to the Company and each Lender. Each determination by the Agent of the Interbank Rate and the Margin applicable to any Disbursement shall be final and conclusive and shall be binding upon the Company and each Lender unless shown by the Company to the satisfaction of the Agent that any such determination is based on manifest error.


SECTION 3.04. SUSPENSION AND CANCELLATION

(a) From time to time while the Loan is being disbursed, the Agent may, by notice to the Company, suspend or cancel the right of the Company to further Disbursements if an Event of Default or a Potential Event of Default shall have occurred and be continuing.

(b) Upon the giving of such notice, the right of the Company to further Disbursements shall be suspended or cancelled as indicated in the notice. The exercise by the Agent of the right of suspension shall not preclude the Agent from exercising its right of cancellation as provided in this Section, either for the same or another reason, and shall not limit any other provision of this Agreement.

(c) The rights of the Company to (further) Disbursements shall cease automatically, without any notice being required, in respect of Tranche A: at the Tranche A Stop Date and the Tranche A Amount, to the extent not disbursed hereunder as per the Tranche A Stop Date, shall be cancelled at the Tranche A Stop Date; in respect of Tranche B: at the Tranche B Stop Date and the Tranche B Amount, to the extent not disbursed hereunder as per the Tranche B Stop Date, shall be cancelled at the Tranche B Stop Date and in respect of Tranche C: at the Tranche C Stop Date and the Tranche C Amount, to the extent not disbursed hereunder as per the Tranche C Stop Date, shall be cancelled at the Tranche C Stop Date.

(d) The Company may at any time cancel the undrawn portion of the Tranche A Amount, the Tranche B Amount or the Tranche C Amount, in whole or in part, but in any event in multiples of NLG 5,000,000 (five million Netherlands Guilders) or the remaining balance upon full repayment of the Loan, and subject to 10 (ten) Business Days irrevocable prior written notice by the Company to the Agent; amounts so cancelled shall not be available for subsequent disbursement.


SECTION 3.05. COMMITMENT FEE AND OTHER FEES

(a) The Company shall pay to the Agent for distribution among the Lenders a commitment fee at the rate of 0.325% per annum on so much of the Loan as shall not, from time to time, have been cancelled by the Agent or the Company or disbursed to the Company. The commitment fee shall accrue from day to day as of the date of execution of this Agreement and shall be prorated on the basis of a 360-day year for the actual number of days in the relevant period. The commitment fee shall be payable quarterly in arrears and for the first time on March 31, 1998.

(b) The Company shall pay to the Agent an arrangement fee in an amount agreed separately by the Company and the Agent.

(c) The Company shall also pay to the Agent an annual agency fee in an amount agreed separately by the Company and the Agent.


SECTION 3.06. REPAYMENT

(a) The Loan as outstanding as at the Tranche B Stop Date shall be repaid on the dates and in the amounts as set forth in SCHEDULE 7.

(b) If any repayment pursuant to Section 3.06(a) would require the prepayment of a Disbursement in whole or in part before the last day of its Interest Period, the Company shall reimburse the Lenders for any Breakage Cost, without prejudice to the provisions in Section 3.07.


SECTION 3.07(A). VOLUNTARY PREPAYMENT

(a) The Company shall have the right at any time, on not less than 10 (ten) Business Days' notice to the Agent to prepay at the end of the relevant Interest Period all or a part of the principal amount of a Disbursement then outstanding; provided that, in either case, all accrued interest, Breakage Costs (if any) and Increased Costs (if any) on the principal amount of the Disbursement to be prepaid and all other amounts due hereunder are paid at the same time; and provided further that, in the case of partial prepayment, such prepayment:

      (1) shall be in an amount of NLG 5,000,000 (five million Netherlands Guilders), or multiples thereof;

      (2) shall be applied (to prepay) pro rata the outstanding repayment instalments of the Loan as referred to in Section 3.06; and

      (3) shall be applied to (prepay) each Lender pro rata to its Percentage Portion.

(b) Upon delivery of the notice described in subsection (a) above, the Company shall be obligated to effect prepayment in accordance with the terms thereof; any amount prepaid under this section 3.07(a) shall not be available for subsequent disbursement.

(c) Any Breakage Costs incurred by the Lenders following a voluntary prepayment shall be reimbursed by the Company to the Lenders on the date of such prepayment.

SECTION 3.07(B).   MANDATORY PREPAYMENT

(a) As from the Tranche B Stop Date, the Company is required to apply 50% (fifty per cent) of the Excess Cash Flow to the prepayment of the principal amount of the Loan then outstanding.

(b) Such mandatory prepayment will take place on the maturity date of an Interest Period of one or more Disbursements, the principal amount of which is equal to or higher than the amount to be prepaid by the Company or on March 31, whichever is the earlier following receipt by the Agent of
      --
      the certificate duly signed by the Chief Financial Officer of the Company to be provided by the Company pursuant to Section 5.03(a)(6) and setting forth the Disbursements so to be prepaid by the Company.

(c) Any mandatory prepayments shall be applied (to prepay) in inverse order the outstanding repayment instalments of the Loan referred to in Section 3.06, and such prepayments shall be applied (to prepay) each Lender pro rata to its Percentage Portion.

(d) Any amounts prepaid under this Section 3.07(b) shall not be available for subsequent disbursement.

(e) Any Breakage Costs incurred by the Lenders as a result of a prepayment under Sub-section (b) above, shall be reimbursed by the Company to the Lenders on the date of such prepayment.

SECTION 3.08. PAYMENTS

(a) Payments of principal, interest, fees, default interest under Section 3.10, Increased Costs and any other payments due to the Agent and/or the Lenders under this Agreement shall be made in Netherlands Guilders, for value on the due date, and into such bankaccount(s) as the Agent shall from time to time designate; provided, however, that as of the date the Netherlands Guilder shall have been replaced by the Euro and shall no longer be the lawful currency of the Netherlands, all such payments shall be made in Euro.

(b) Save as otherwise provided for in this Agreement, each payment received by the Agent for the account of a Lender, shall be made available by the Agent to that Lender, for value the same day by transfer of such amount to such account as shall have been designated by that Lender.

(c) Amounts payable to the Agent, the Lenders or any of them under this Agreement shall be paid on the day such amounts are due and payable, provided that if such a day is not a Business Day such payment shall be made the next succeeding Business Day, unless such next succeeding Business Day falls within the next calendar month, in which case such payment shall be made on the immediately preceding Business Day.

(d) Payments made by the Company to the Agent (for the benefit of the Lenders) hereunder or under any other agreements to which the Lenders and the Agent are a party, shall be allocated and applied against costs, expenses, fees, default interest, interest and principal, in that order.

(e) Payment of any and all amounts due under this Agreement shall be made by the Company without reference to any set-off, suspension or counterclaim and shall be made without any deduction for any set-off, suspension or counterclaim.


SECTION 3.09. INSUFFICIENT PAYMENTS

(a) If the Agent shall at any time receive less than the full amount then due and payable to it or any of the Lenders under this Agreement, the Agent shall have the right to allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement as the Agent in its sole discretion shall determine, notwithstanding any instruction that the Company may give to the contrary.

(b) The obligation of the Company to make payments in Netherlands Guilders in accordance with Section 3.08 shall not be deemed to have been discharged or satisfied by any tender of (or recovery under judgement expressed in) any currency other than Netherlands Guilders, except as provided in the proviso of Section 3.08(a) or to the extent to which such tender (or recovery) shall result in the effective payment of such aggregate amount in Netherlands Guilders at the place specified pursuant to this Agreement and, accordingly, the amount (if any) by which such tender (or recovery) shall fall short of such aggregate amount shall be and remain due to the Agent or the Lenders, as the case may be, as a separate obligation, unaffected by judgement having been obtained (if such is the case) for any other amounts due under or in respect of this Agreement.


SECTION 3.10. DEFAULT INTEREST

(a) If the Company fails to pay fully and timely any amount payable by it under this Agreement, for whatever reason, the overdue amount shall bear interest at the relevant Default Interest Rate, calculated in accordance with this Section.

(b)   Default interest shall

      (1) accrue from day to day from the due date to the date of actual payment, as well after as before judgement,

      (2) be prorated on the basis of a 360-day year for the actual number of days in the relevant Default Interest Period,

      (3)  be compounded at the end of each Default Interest Period, and

      (4) be payable forthwith upon demand.

(c)  The Default Interest Rate shall be the sum of:

      (1)  1 1/2% (one and one half of one per cent) per annum, and

      (2)  the Margin, and

      (3) the rate of interest offered in the Amsterdam InterBank market for a deposit in Netherlands Guilders of an amount comparable to the overdue amount for successive periods of such duration (whether days, weeks or months) as the Agent may determine;

           provided, however, that, if the Agent determines that deposits in Netherlands Guilders are not being offered in the Amsterdam interbank market in such amounts or for such period, the Default Interest Rate shall be determined by reference to the cost of funds to the Agent from whatever sources it selects.

(d) Each determination by the Agent of the Default Interest Period and the Default Interest Rate shall be final and conclusive and shall be binding upon the Company and each Lender, except in case of manifest error.

SECTION 3.11. TAX GROSS UP

The Company shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or at any time hereafter levied or imposed by the Government of the Netherlands or by any department, agency, political subdivision or taxing or other authority thereof or therein or by any organization of which the Netherlands are a member, on or in connection with the payment of any and all amounts due under this Agreement, and all payments of principal, interest and other amounts due under this Agreement shall be made without deduction for or on account of any such taxes, duties, fees or other charges; provided, however, that in the event the Company is prevented by operation of law or otherwise from paying or causing to be paid such taxes, duties, fees or other charges, the principal or (as the case may be), interest or other amounts due under this Agreement shall be increased to such amount as may be necessary to yield and remit to the Agent or the Lenders, as the case may be, the full amount such party would have received had such taxes, duties, fees or other charges not been levied or imposed.


SECTION 3.12. UNWINDING COSTS

(a) The Agent shall notify the Company of any costs (including, without limitation, Breakage Costs), expenses and losses incurred by the Agent or (any of) the Lenders as a result of:

      (1) any failure by the Company to pay any amount payable under this Agreement on its due date;

      (2) any failure by the Company to borrow in accordance with a request for disbursement made pursuant to Section 3.02;

      (3) any prepayment of all or any portion of the Loan or any Disbursement or any failure by the Company to make any prepayment in accordance with a notice of prepayment pursuant to Section 3.07(a), or as required under Section 3.07(b);

      (4)  any cancellation of all or any portion of the Loan pursuant to
           Section 3.04;

      (5)  any acceleration of all or any portion of the Loan pursuant to
           Section 6.01 or 6.02; or

      (6) any other circumstance that causes the Agent and/or the Lenders to unwind its/their funding or hedging arrangements in respect of the Loan.

      Forthwith upon receipt by the Company of such notice, the Company shall pay to the Agent the net amount of any such costs, expenses, losses.

(b) For purposes of Section 3.12(a) above, "costs, expenses and losses incurred by the Agent or (any of) the Lenders" shall include, without limitation, any interest paid or payable by the Agent or (any of) the Lenders to fund or carry any unpaid amount and any loss, premium, penalty or expense that may be incurred in liquidating or employing deposits or derivative hedging transactions with, or borrowings from, third parties in order to make, maintain or fund a Disbursement or any portion thereof (but in the case of a late payment, after taking into account any default interest received under Section 3.10).


SECTION 3.13. INCREASED COSTS

(a) On each Interest Payment Date, the Company shall pay the amount, if any, which the Agent shall notify to the Company as being the Increased Costs accrued and unpaid prior to such Interest Payment Date.

(b) For the purposes of subsection (a) above, the term "Increased Costs" means the net incremental cost (or reduction in rate of return on assets or equity of a Lender or its holding company) to one or more of the Lenders of making or maintaining its or their Percentage Portion of the Loan which results from the introduction of any applicable law or any change in applicable law or regulation or in the interpretation thereof by any governmental or regulatory authority charged with the administration thereof which imposes on such Lender(s) any condition regarding the making or maintaining of its/their Percentage Portion of the Loan.

(c)   A Lender intending to make a claim for Increased Costs shall endeavour to
      (i) notify the Company through the Agent as promptly as practicable of the introduction of any applicable law or any change in applicable law or regulation or in the interpretation thereof by any governmental authority or regulatory authority charged with the administration thereof that could result in the Company having to pay Increased Costs pursuant to Sub-section (a) above and (ii) provide the Company through the Agent with a certificate reasonably setting out the details (including the cause) as to such Increased Costs, provided that nothing herein shall require such Lender to disclose any confidential information relating to its organisation or its affairs, and provided that the amount to be reimbursed as "Increased Costs" shall commence to accrue as of the date of such notice.


                    ARTICLE IV - CONDITIONS OF DISBURSEMENT


SECTION 4.01. CONDITIONS OF FIRST DISBURSEMENT

The obligation of the Lenders to make the first Disbursement under this Agreement shall be subject to the performance by the Company of all its obligations theretofore to be performed under this Agreement and to the fulfilment, in a manner satisfactory to the Agent (acting reasonably), prior to or concurrently with the making of such first Disbursement, of the following further conditions:

(a) the following agreements, each in form and substance satisfactory to the Agent, shall have been entered into between the respective parties thereto (if they have not already been entered into), shall have become (or, as the case may be, shall remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of such agreements) and to the extent the Agent is not a party to any such agreement, it shall have received a certified copy thereof:

      (1) a Project Support Agreement among the Agent, the Initial Lender, the Company and UPC, whereby UPC shall inter alia undertake the following (or, where applicable, UPC shall procure the following):

           (i) UPC shall irrevocably and in a manner satisfactory to the Agent either make an equity contribution at par and for ordinary share capital to the Company of NLG 95,000,000 (ninety-five million Netherlands Guilders) or cause such equity contribution to be made by any of its Subsidiaries;

           (ii) no change will be made to the Company's Charter nor shall the Company be liquidated, without the prior written consent of the Agent;

           (iii) UPC will not reduce its direct or indirect voting rights below 51% (fifty-one per cent) or discontinue to be a direct or indirect shareholder of the Company without the prior written consent of the Agent, such consent not to be unreasonably withheld, provided that the pledge and grant of a security interest by Belmarken Holding N.V. in its shareholding in Cable Networks Netherlands Holding B.V. (the "INTEREST"), and (in certain circumstances) the transfer of voting rights attached to the Interest, as a part of a financing arrangement with The Toronto Dominion Bank (acting for itself and on behalf of a syndicate of banks) will be permitted;

           (iv) UPC will not require or accept the payment of dividends, capital distributions or any other distributions by or on behalf of the Company which are violating Section 5.02;

           (v) UPC and/or the company which shall, at any time, be the direct shareholder of the Company will acknowledge and accept the subordination referred to in Section 4.01(d)(ix);

      (2) the General Services Agreement in form and substance reasonably satisfactory to the Agent;

(b) the Charter of the Company shall be in form and substance satisfactory to the Agent;

(c) there shall have been obtained all required and relevant governmental, corporate, creditors', shareholders' and other licenses, approvals or consents for:

      (1)  the financing by the Lenders under this Agreement;

      (2) the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on;

      (3) the carrying out of the Projects in accordance with the Agreed Base Case;

      (4) the due execution and delivery of, and performance under, this Agreement, the Project Agreements, the Security and any documents in implementation of any thereof; and

      (5) the remittance to the Agent and the Lenders or their respective assigns of all monies payable in respect of this Agreement and the Security;

(d)   the Security, consisting of the following:

      (i) mortgage rights over all of the Company's land, buildings and other immovable properties, including, without limitation, the real property used by or necessary in connection with the operation of the cable network of the Company;

      (ii) mortgage rights over all the Company's leaseholds ("erfpacht") and rights of building ("recht van opstal");

      (iii) a non-possessory pledge on all movable tangible assets of the Company;

      (iv) a non-disclosed pledge on all of the Company's rights and proceeds under the General Business Agreements and the Project Agreements;

      (v) a non-disclosed pledge on the Company's rights and proceeds under the insurance policies specified in Section 5.01(c)(1), except for third party liability insurance;

      (vi)     a non-disclosed pledge on the Company's receivables;

      (vii)    a pledge on the Project Accounts;

      (viii) a pledge on all shares in the capital of the Company, provided that the right to vote and receive dividends will be retained by the Company's shareholder until an Event of Default or Potential Event of Default has occurred and is continuing;

      (ix) subordination of all loans provided to the Company by UPC or any of its Affiliates and Subsidiaries and subordination of all fees, costs and other amounts payable to UPC or any of its Affiliates and Subsidiaries, except that the management fees referred to in
               Section 5.04(g) will not be
               subordinated, subject to the provisions of the Project Support Agreement;

      shall have been created and perfected in a manner satisfactory to the Agent (acting reasonably).

(e) the Agent shall have received a legal opinion or opinions addressed to the Agent and the Initial Lender, in form and substance satisfactory to the Agent (acting reasonably), of counsel acceptable to the Agent (including, without limitation, opinion statements to the effect that:

      (1) the Company is duly incorporated and validly existing under the laws of The Netherlands;

      (2) the Company has the corporate power and authority to enter into this Agreement, the Project Agreements, the General Business Agreements and the Security and to exercise its rights and perform its obligations thereunder;

      (3) the Company has taken all required corporate action in connection with the execution delivery, and performance of its obligations under the documents referred to in (2);

      (4) the Company has validly executed and delivered the documents referred to in (2);

      (5) the Company's obligations thereunder are the legal valid and binding obligations of the Company, enforceable in accordance with their terms;

      (6) the execution, delivery and performance by the Company of the documents referred to in (2) does not conflict with, or result in a breach of any provision of its Charter or the laws of the Netherlands;

      (7) no authorization, consent or approval of and no licence or order of any court, governmental entity or body of the Netherlands is required in connection with the execution and delivery of and the performance by the Company of its obligations under the documents referred to in
           (2) (except as shall have been obtained);

      (8) no filings and registrations are necessary (except as have been effected);

      (9) each of the documents in respect of the Security creates a valid, binding and enforceable security right as purported in such documents;

(f)   the Agent shall have been provided with the Insurance Report;

(g)   the Agent shall have been provided with the certificate referred to in
      Section 8.02;

(h) the Company shall have acquired legal or beneficial ownership of the KTE Assets, the Combivisie Assets and the shares of

      KTSB, free and clear of any mortgages, pledges, attachments or limited rights; except that it is acknowledged and accepted by the Agent that the Company (or KTSB, as the case may be) may not have acquired the ownership to the cable networks as such;

(i) UPC shall have fully paid up, or caused a Subsidiary to pay up, the share capital referred to in subsection(a)(1) above;

(j)   the Company shall have delivered to the Agent a notice in the form of
      SCHEDULE 6, requesting a Disbursement on February 20, 1998, to repay in full the Existing KTE Facility and the Bridge Loan.


SECTION 4.02. CONDITIONS FOR ANY DISBURSEMENT

(a) The obligation of the Lenders to make any Disbursement (including, for the avoidance of doubt, the first Disbursement) shall also be subject to the conditions that, on the date of the Company's request for such Disbursement and on the date of such Disbursement:

      (1) the representations and warranties confirmed or made in Article II (except with respect to the Information Package) shall be true on and as of such dates with the same effect as if such representations and warranties had been made on and as of such dates (but in the case of Section 2.03(c), without the words in parenthesis and in the case of Sections 2.01 and 2.02 taking into account any agreed Deviation (as defined in Section 5.01(a)) or amendment as referred to in Section 5.02(e)(4) or as may be agreed upon between the Company and the Agent;

      (2) no Event of Default and no Potential Event of Default shall have occurred and be continuing;

      (3) as a result of such Disbursement the Company shall not be in violation of its Charter, nor will it result in any material respect in violation of any provision contained in any agreement or instrument to which the Company is a party (including this Agreement) or by which the Company is bound, or any law, regulation, judgement or decree applicable to the Company;

      (4) nothing shall have occurred which might materially adversely affect the carrying out of the Projects or the Company's business, its economic or financial condition, or which is likely to materially adversely affect the ability of the Company to perform any obligation under the Financial Debt, or which is likely to adversely affect the validity or enforceability of the Financial Debt, the Security or any Project Agreement; nor shall the Company have incurred any material loss or liability (except such liabilities as may be incurred by the Company in accordance with the provisions of Section 5.02);

      (5) no actions, suits or proceedings before any court, tribunal or governmental authority are pending or threatened against the Company or any of its assets or revenues which may materially adversely affect the Company's ability to carry out the Projects or its business;

      (6) the proceeds of such Disbursement shall be needed immediately by the Company for the purposes of Project A, Project B, Project C or Project D, as the case may be.

(b) The obligation of the Lenders to make any Disbursement (including, for the avoidance of doubt, the first Disbursement) shall also be subject to the condition that the Company shall have delivered to the Agent a certificate, in the form of SCHEDULE 6 and in substance satisfactory to the Agent, with respect to the conditions provided in subsection (a) above, signed by an authorized representative of the Company, together with such evidence as to the proposed utilization of the proceeds of the relevant Disbursement and the utilization of the proceeds of any prior Disbursement as the Agent shall reasonably require.


SECTION 4.03 CONDITIONS OF FIRST DISBURSEMENT UNDER TRANCHE C

The obligation of the Lenders to make the first Disbursement under Tranche C shall be subject to the performance by the Company of all its obligations theretofore to be performed under this Agreement and to the fulfilment, in a manner satisfactory to the Agent (acting reasonably), prior to or concurrently with the making of such first Disbursement under Tranche C, of the following further conditions:

(a) an amendment agreement to the Project Support Agreement dated February 20, 1998 among the Agent, the Initial Lender, the Company and UPC, in form and substance satisfactory to the Agent, shall have been entered into between the respective parties thereto and shall have become (or, as the case may be, shall remain) unconditional and fully effective in accordance with its terms (except for this Agreement having become unconditional and fully effective);

(b) all required and relevant governmental, corporate, creditors', shareholders' and other licenses, approvals or consents shall have been obtained for:

      (1)  the financing by the Lenders under this Agreement;

      (2) the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on;

      (3)  the carrying out of Project D in accordance with the Agreed Base
           Case;

      (4) the due execution and delivery of, and performance under, this Agreement, the Project Agreements, the

           Security and any documents in implementation of any thereof; and

      (5) the remittance to the Agent and the Lenders or their respective assigns of all monies payable in respect of this Agreement and the Security;

(c) the Security, consisting of the rights as specified under Section 4.01(d), shall have been created and perfected in a manner satisfactory to the Agent (acting reasonably) with regard to any assets forming part of or related to the cable networks of Oirschot (including the cable network in Oost-, West- and Middelbeers), Nuenen and Heeze-Leende;

(d) the Agent shall have received a legal opinion or opinions addressed to the Agent and Initial Lender, in form and substance and containing statements as specified under Section 4.01(e);

(e)   the Agent shall have been provided with the Insurance Report;

(f) the Company shall have acquired legal or beneficial ownership of the cable networks of Oirschot (including the cable network in Oost-, West- and Middelbeers), Nuenen and Heeze-Leende, free and clear of any mortgages, pledges, attachments or limited rights; except that it is acknowledged and accepted by the Agent that the Company may not have acquired the ownership of the cable networks as such;

(g) UPC shall have fully paid up, or caused a Subsidiary to pay up, an additional share capital of NLG 4,000,000 (four million Netherlands Guilders) in addition to the share capital referred to in Section 4.01(a)(1);

(h) the Agent shall have been provided with evidence that letters have been sent to the respective municipalities, as listed in SCHEDULE 10, concerning the abandonment of any ownership rights of the cable networks by these municipalities in favour of the Company;

(i) the Agent shall have been provided with evidence that all necessary permits, governmental approvals and licenses are in full force and effect and complied with by the Company."

(j) the Company shall have provided evidence that it has used its best effort to have the municipalities of Oirschot, Nuenen and Heeze-Leende sign the letters included in SCHEDULE 13 hereto;


                       ARTICLE V - PARTICULAR COVENANTS


SECTION 5.01. AFFIRMATIVE COVENANTS

Unless the Agent shall otherwise consent (which consent shall not unreasonably be withheld), the Company shall:

(a) carry out the Projects materially in accordance with the Agreed Base Case and cause the financing specified in the Agreed Base Case to be applied exclusively to the Projects, provided however, that the Company may deviate from the Agreed Base Case
      (i) after due and careful review of the assumptions underlying the Agreed Base Case, and (ii) such deviation has been reflected in a revised financial model prepared by the Company, provided that the Company will only be obligated to produce such a revised financial model if the deviation is likely to result in a material risk that the Company will not be able to comply with the financial covenants set forth in Section 5.04 or that the Company will not be able to meet its payment obligations under the Financial Debt, thereby taking into account the interests of the Lenders in the Projects (a "DEVIATION") and provided always that the Company will inform the Agent of such Deviation in accordance with Section 5.03(a)(3).

(b) conduct its business with due diligence and efficiency and in accordance with sound financial and business practices; and maintain such service and repair equipment and network(s) and other properties as are necessary to properly conduct the Company's business in accordance with its approved maintenance programs and standard industry practice, so as to keep such equipment and other properties and networks duly certified and in good operating condition, ordinary wear and tear excepted;

(c)   keep its equipment, network(s) and other properties insured:

      (1) with financially sound and internationally reputable insurers, acceptable to the Agent, against loss or damage in such manner and to the same extent as shall be no less than is generally accepted with respect to property and business of like character in the Netherlands, such insurance to include:

           (a)  construction all risk insurance;

           (b)  material damage insurance;

           (c)  machinery breakdown insurance;

           (d)  business interruption insurance;

           (e)  third party liability insurance;

           (f)  environmental liability insurance;

           (g)  employers' liability insurance;

           and such other insurance as the Insurance Advisor, after consultation with the Company and the Agent, may deem necessary or advisable;

      (2) with the Agent being named as loss payee and the Agent and the Lenders being named as additional insured (as the Agent may require) under such insurance policies, provided, however, that the loss payee provisions will only be applicable in case of insurance proceeds in excess of an amount to be agreed upon between the Company and the Agent ultimately 3 (three) months after the date of this Agreement;

      (3)  under such other conditions as the Agent may require; and

      the Agent shall (at its own cost and expense) request advice on the insurance mentioned in paragraph (1) hereof from the Insurance Advisor and the Company shall comply or procure compliance with the recommendations set forth in the Insurance Report;

(d) maintain books of account and other records adequate to reflect truly and fairly the financial condition of the Company and the results of its operations (including the progress of the Projects) in conformity with Generally Accepted Accounting Principles;

(e) maintain as Auditors of the Company an internationally recognized firm of independent public accountants; authorize, by letter in the form of
      SCHEDULE 8, a copy of which shall be provided to the Agent, the Auditors to communicate directly with the Agent at any time regarding the Company's accounts and operations should an Event of Default or a Potential Event of Default have occurred and be continuing;

(f) obtain, comply with and maintain in force (or, where appropriate, renew) all governmental, corporate, creditors', shareholders' and other necessary licenses, approvals or consents required for the purposes described in Sections 4.01(c) and 4.03(b) and perform and observe all the conditions and restrictions contained in, or imposed on the

      Company by, such licenses, approvals or consents, to the extent that failure to do so should reasonably be expected to have a material and adverse effect on the Company's ability to perform any of its obligations under this Agreement, any of the Project Agreements or the Security;

(g) create, perfect and maintain (or, where appropriate, renew) the Security in a manner satisfactory to the Agent and create, perfect and maintain security rights for the benefit of the Lenders on any and all future rights, assets or revenues not covered by the Security, to the extent allowed by applicable law;

(h) pay all taxes (including stamp taxes), duties, fees or other charges payable on, or in connection with, the execution, issue, delivery, registration or authorisation of this Agreement, any Project Agreement, the Security, and any other documents related to this Agreement, and, upon notice from the Agent, reimburse the Agent and the Lenders or their assigns for any such taxes, duties, fees or other charges paid by the Agent and the Lenders or their assigns thereon;

(i)   pay to the Initial Lender or as the Initial Lender may direct:

      (1) the fees and expenses of the Initial Lender's technical and market consultants incurred in connection with this Agreement, provided that the fees and expenses of the market consultant(s) incurred up to and including December 10, 1997 shall be borne by the Initial Lender;

      (2) the fees and expenses of the Initial Lender's legal counsel incurred in connection with:

           (A) the preparation of the financing contemplated hereby (except for the costs of the legal due diligence performed by such counsel up to and including December 10, 1997);

           (B) the preparation, review, execution and, where appropriate, registration of this Agreement, any Project Agreement, the Security and any other documents related to this Agreement; and any amendment or modification thereto including any additional legal due diligence in relation to such amendment or modification, or waiver thereunder;

           (C) the giving of any legal opinions required by the Agent and any Lender hereunder;

           and

      (3) reasonable attorneys' and other fees and expenses incurred by the Agent and the Lenders in respect of the collection of any amount owing to the Agent and the Lenders under this Agreement or the Security through any process of law or with the assistance of attorneys.

(j) maintain the Project Accounts with the Agent and procure that any and all receipts of and payments by the Company will flow through, and all cash balances will be held in the Project Accounts;

(k) maintain and, where necessary, amend, replace, substitute or renew the General Business Agreements, all of the foregoing so as to enable the Company to comply with the Agreed Base Case (including any agreed Deviation (as defined in Sub-section 5.01(a));

(l) if so requested by the Agent and if justified in view of a deteriorated financial position of the Company, procure that in case an Event of Default or a Potential Event of Default occurs, (i) the counterparties of the Company under the Project Agreements, (ii) the counterparties of the Company under any other agreements the Agent and the Company may select and (iii) any license or permit issuing authorities the Agent and the Company may select, will be requested to acknowledge and accept the transfer of the Company's rights and obligations under such agreements, licenses and/or permits, as the case may be, to the Agent or to a company or entity designated by the Agent to carry on the Company's business and to carry out the Projects;

(m) if so requested by the Agent within 45 days following receipt by the Agent of the report mentioned in Section 5.03(a)(3), (i) discuss with the Agent the nature and scope of any Deviation (as defined in Section 5.01(a)), whereby the Agent shall be entitled to retain independent advice on such Deviation and the assumptions underlying such Deviation from

      Arthur D. Little Inc. (or such other advisor as the Agent and the Company may mutually agree) and (ii) if the Agent after such consultations reasonably determines that the Deviation will result in a material risk that the Company will not be able to comply with the financial covenants set forth in Section 5.04 or that the Company will not be able to meet its payment obligations under the Financial Debt, procure repayment of the Loan in full, including interest accrued thereon (together with any other amounts accrued or payable under this Agreement), and the Company will be obligated to procure such repayment within 4 (four) months after the Agent has made the determination set forth above, in which event the Company shall also be obligated to reimburse the fees and expenses of the independent advisor referred to above;

(n) the Company will procure compliance with and implementation of the Interest Rate Hedging Policy and will, ultimately as per December 29, 2000, to the extent necessary, have entered into Interest Rate Hedging Products, acceptable to the Agent, that will comply with the Interest Rate Hedging Policy for such period.

(o) use its best efforts to secure that ultimately October 31, 1998, the declarations of the municipalities as referred to in Section 4.03(h) will have been obtained by the Company from the respective municipalities and that the letters included in Schedule 13 shall have been signed by the respective municipalities.

SECTION 5.02. NEGATIVE COVENANTS

Unless the Agent shall otherwise agree, the Company shall not:

(a) declare or pay any dividend or make any distribution on its share capital, or purchase, redeem or otherwise acquire any shares of capital of the Company or any option over the same, if an Event of Default or Potential Event of Default has occurred or is continuing;

(b) declare or pay any dividend or make any distribution on its share capital (other than dividends or distributions payable in shares of capital of the Company), or purchase, redeem or otherwise acquire any shares of capital of the Company or any option over the same prior to the Tranche B Stop Date; however, in any Financial Year after the Tranche B Stop Date the Company may take such actions unless any provision of the Project Support Agreement precludes the taking of such actions, and provided that, after giving effect to such actions, the Company will not be in breach of any of the financial covenants referred to in Section 5.04 in such Financial Year and the subsequent Financial Year;

(c) except with the prior written consent of the Agent, such consent not to be unreasonably withheld, incur capital expenditures or commitments for capital expenditures for fixed and other non-current assets, other than those required for carrying out the Projects and as provided in the Agreed Base Case, unless such expenditures do not exceed the amount of NLG 2,500,000 (two million five hundred thousand Netherlands Guilders) in any Financial Year;

(d) except with the prior written consent of the Agent, such consent not to be unreasonably withheld, enter into any agreement other than this Agreement, the Project Agreements and the Security, or any agreements entered into in the normal course of business with a value not exceeding an aggregate amount of NLG 1,000,000 (one million Netherlands Guilders), and provided that upon entering into such agreement the Company will provide a certified copy of such agreement to the Agent;

(e) incur, assume or permit to exist any indebtedness or provide any guaranties except:

      (1) those provided for in the Agreed Base Case, including the Loan, the KTE Institutional Loans and the Working Capital Facility;

      (2) subordinated long-term debt granted to it by UPC, provided that the terms and conditions thereof shall have been approved by the Agent which approval shall not unreasonably be withheld;

      (3) indebtedness incurred by way of credit from a supplier of capital goods, or under any instalment purchase or other similar arrangement, not extending beyond 180 (one hundred and eighty) days or exceeding at any one time outstanding the equivalent of NLG 2,500,000 (two million five hundred thousand Netherlands Guilders); and

      (4) with the consent of the Agent, which consent may be withheld at its sole discretion if and when the Leverage Ratio including the additional indebtedness and/or the maximum exposure under any additional guarantee provided shall not be equal to or lower than
           3.00 until and including the Maturity Date and provided (i) the terms and conditions thereof have been approved by the Agent and (ii) if so required by the Agent, subject to an adjustment of the Agreed Base Case acceptable to the Agent including such additional indebtedness;

      for the purposes of this subsection, any credit from a supplier of capital goods, or under any instalment purchase or other similar arrangement shall be deemed to be indebtedness not incurred in the ordinary course of business and shall be permitted only to the extent provided in paragraph
      (3) above;

(f) create or permit to exist any lien on any property, revenues or other assets, present or future, of the Company, except:

      (1)  the Security; and

      (2) any tax or other statutory lien, provided that such lien shall be discharged within thirty (30) days after the date it is created or arises (unless contested in good faith by the Company and the Company has made proper reserves whilst contesting such tax or other statutory lien, in which case it shall be discharged within thirty (30) days after final adjudication);

      for the purposes of this subsection, the term "lien" shall mean any mortgage, pledge, attachment or limited right of any kind, including, without limitation, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy;

(g) enter into any transaction with UPC or any of its Affiliates and Subsidiaries, except in the ordinary course of business, on ordinary commercial terms and on the basis of arm's-length arrangements;

(h) enter into any management contract or similar arrangement whereby its business or operations are managed by any other person other than the General Services Agreement;

(i) except with the prior written consent of the Agent, such consent not to be unreasonably withheld, form or have any Subsidiary, or make or permit to exist loans or advances to, or deposits with other persons or investments in any person or enterprise;

(j) make changes, or permit changes to be made, to the nature of its present and contemplated business or operations or change the nature or scope of the Projects;

(k) make changes, or permit changes to be made, to its capital except in accordance with the Project Support Agreement;

(l) make changes, or permit changes to be made, to its Charter in any manner which would be inconsistent with the provisions of this Agreement;

(m) terminate, amend or grant any waiver in respect of any provision of any of the Project Agreements, provided that the Company may notify the Agent of any desired or intended termination of or amendment to any of the Project Agreements and that the Agent's approval to any such proposed termination or amendment shall be deemed to have been given by the Agent if it has not responded within thirty (30) days after receipt of such notification;

(n) make any prepayment (whether voluntarily or involuntarily) or repurchase of any long-term debt (other than the Loan), or make any repayment of any such debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, unless in any such case it shall, if the Agent so requires, simultaneously make a proportionate prepayment or repayment of the principal amount of the then outstanding Disbursements in accordance with the provisions of Section 3.07(a);

(o) sell, transfer, lease or otherwise dispose of all or an essential part of its assets (whether in a single transaction or in a series of transactions, related or otherwise);

(p) undertake or permit any merger, consolidation, demerger ("splitsing") or reorganization; or

(q)   change its accounting policies and its cost capitalisation policies.


SECTION 5.03. FURNISHING OF INFORMATION

Unless the Agent shall otherwise agree, the Company shall:

(a) as soon as available, but, in any event, within forty-five (45) days after the end of each quarter of each Financial Year, furnish to the Agent:

      (1) two copies of the Financial Statements for such quarter in form satisfactory to the Agent;

      (2) a report on any factors materially and adversely affecting or which might materially and adversely affect the Company's business and operations or its financial condition;

      (3) a report, in a form satisfactory to the Agent, on the implementation and progress of the Projects, the implementation of the Agreed Base Case, a comparison and an analysis of differences between the Agreed Base Case and the actual business and operations of the Company;

      (4) a report, in a form satisfactory to the Agent, setting forth the Company's calculation of and compliance with the financial covenants referred to in Section 5.04;

      (5) a statement of all financial transactions, if any, between the Company and UPC and/or each of the Company's and UPC's Subsidiaries and Affiliates to the extent such transactions have an aggregate value in excess of NLG 2,000,000 (two million Netherlands Guilders); and

      (6) as of the Tranche B Stop Date, a calculation of Excess Cash Flow provided that such calculation only needs to be delivered to the Agent with the Financial Statements covering the fourth quarter of a Financial Year.

      All such reports and statements in the form of SCHEDULE 9 will be certified by the Chief Financial Officer of the Company.

(b) as soon as available but, in any event, within 180 (one hundred and eighty) days after the end of each Financial Year, furnish to the Agent:

      (1) two copies of its Financial Statements for such Financial Year, together with an unqualified audit report thereon from the Auditors, all in form satisfactory to the Agent;

      (2) a management letter from the Auditors commenting, among others, on the adequacy of the Company's financial control procedures and accounting systems, together with a copy of any other communication sent by the Auditors to the Company or to its management in relation to the Company's financial, accounting and other systems and accounts;

      (3) a report by the Chief Financial Officer of the Company certifying that the Company was in compliance with the financial covenants contained in Section 5.04 as of the end of the relevant Financial Year or, as the case may be, detailing any noncompliance; and

      and within 30 (thirty) days after the end of each Financial Year a budget for the next (then current) Financial Year, with specified monthly or quarterly budgets;

(c) not later than 30 (thirty) days after the effective date of any new or renewed insurance policy, submit to the Agent copies of such new insurance policies or extension letters, as the case may be, and, in case of a new insurance policy, a certificate from the Company's insurer or insurance broker, indicating the properties insured, amounts and risks covered, names of the loss payees, beneficiaries and assignees and additional insured, the name of the insurer and any special features of the new or renewed insurance policy, including a statement that such new or renewed insurance is at least identical to the insurance so renewed and provided that the Agent shall have the right to request advice as to such new or renewed insurance from the Insurance Advisor and the advice so given by the Insurance Advisor will be binding on the Company and the Company will comply or procure compliance with such advice;

(d) furnish promptly to the Agent such information as the Agent may from time to time reasonably request, and permit representatives of the Agent to visit any of the premises where the business of the Company is conducted and to have access to its books of account and records, subject to advance notice by the Agent of at least 2 (two) Business Days, which notice period shall not apply if an Event of Default or a Potential Event of Default has occurred and is continuing;

(e) promptly inform the Agent of any intended change in the nature or scope of the Projects or the business or operations of the Company and of any event or condition which should reasonably be expected to materially and adversely affect the financial position of the Company, the carrying out of the Projects or the carrying on of the Company's business or operations;

(f) immediately upon the occurrence of any Event of Default or any Potential Event of Default, give the Agent notice thereof by telefax specifying the nature of such Event of Default or such Potential Event of Default and any steps the Company is taking to remedy the same; and

(g) give to the Agent by telefax notice of the calling of any meeting of its shareholders indicating the agenda thereof no later than at the time that it gives official notice of any such meeting to the shareholders or directors, as the case may be and furnish promptly to the Agent two copies of:

      (1) all notices, reports and other communications of the Company to its shareholders; and

      (2)  the minutes of all shareholders' meetings.

SECTION 5.04.  FINANCIAL COVENANTS

Unless the Agent shall otherwise agree, the Company shall:

(a)   maintain a maximum Leverage Ratio detailed in respect of each of the
               ---------
      calculation periods referred to below in the column opposite such calculation periods:


      Calculation Period:                    Leverage Ratio:
      ------------------                     --------------
      Date of this Agreement
      until December 31, 1998:                       9.00
      January 1, 1999 until
      December 31, 1999:                             9.00
      January 1, 2000 until
      December 31, 2000:                             7.50
      January 1, 2001 until
      December 31, 2001:                             5.50
      January 1, 2002 until
      December 31, 2002:                             4.50

      January 1, 2003 until
      December 31, 2003                              3.50
      January 1, 2004 until the
      Maturity Date:                                 3.00

(b)   maintain a Gearing Ratio of at least 35% (thirty-five per cent);

(c) maintain at least a Cash Interest Cover Ratio detailed in respect of each of the calculation periods referred to below in the column opposite such calculation periods:

      Calculation Period:          CICR:
      ------------------           ----
      Date of this Agreement
      until December 31, 1998:     1.25
      January 1, 1999 until
      December 31, 1999:           1.25
      January 1, 2000 until
      December 31, 2000:           1.75

(d)   maintain a Debt Service Coverage Ratio of at least 1.25 as of January 1,
      2001;

(e) until the Tranche B Stop Date maintain an EBITDA performance exceeding 90% (ninety per cent) of the projected EBITDA in the Agreed Base Case for the 2 (two) preceding consecutive calendar quarters;

(f) as of the Tranche B Stop Date maintain an EBITDA performance (i) exceeding 90% (ninety per cent) of the projected EBITDA in the Agreed Base Case (for the same period) and (ii) exceeding 95% (ninety-five per cent) of the projected EBITDA in the Agreed Base Case as a rolling average for the last four consecutive calendar quarters;

(g) refrain from paying to UPC or any of UPC's Affiliates or Subsidiaries in respect of the Financial Years listed below any amounts in fees and expenses under the General Services Agreement in excess of the amounts listed opposite each respective Financial Year:

      YEAR                  AMOUNT
      ----                  ------
      2001               NLG 2,935,000
      2002               NLG 2,949,000
      2003               NLG 3,042,000
      2004               NLG 3,134,000
      2005               NLG 3,274,000
      2006 and beyond    NLG 3,297,000

                        ARTICLE VI - EVENTS OF DEFAULT


SECTION 6.01. ACCELERATION IN EVENTS OF DEFAULT

If any one or more of the events specified in this Section shall have occurred and be continuing, then the Agent, by notice to the

Company, may declare the principal of, and all accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable (anything in this Agreement to the contrary notwithstanding) without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Company:

(a) the Company shall have failed to pay any principal of, or interest on, the Loan as required by this Agreement and such failure remains unremedied for 3 (three) Business Days after notice of such failure has been given by the Agent to the Company;

(b)   the Company shall have failed to perform any of its obligations

      (1) under this Agreement (other than any obligation for the payment of principal or interest under this Agreement),

      (2) under any other agreement between the Company and the Agent or the Lenders, or

      (3)  with respect to the Security,

      and any such failure to perform shall have continued for a period of thirty (30) days after notice thereof shall have been given to the Company by the Agent (except that the above grace period of 30 (thirty) days shall not be applicable in case of failure by the Company to perform any of its obligations under
      Section 5.01(c);

(c) the Company, UPC or any other party shall have failed to perform any of its obligations under any Project Agreement, such failure is likely to adversely affect the Company's ability to perform any of its obligations thereunder or under this Agreement, and any such failure to perform shall have continued for a period of thirty (30) days after notice thereof shall have been given to the Company by the Agent, or such longer period as shall be consented to by the Agent;

(d) any representation or warranty confirmed or made in Article II or in connection with the execution and delivery of this Agreement, or in connection with any disbursement application under this Agreement, shall be incorrect and such incorrectness, if capable of remedy, remains unremedied for a period of 30 (thirty) Business Days after notice thereof shall have been given to the Company by the Agent;

(e) all or any substantial part of the property or other assets of the Company or of its share capital shall have been seized, attached in aid of execution ("executoriaal beslag") or expropriated, or shall have been placed under custody or control, which seizure, attachment, et cetera, has not been discharged within 15 (fifteen) Business Days, or the Company is dissolved or all or a substantial part of the Company's assets shall have become lost or unfit for normal use;

(f) the Company, UPC or any of the Company's Subsidiaries (i) submits a request to be declared bankrupt or to be granted a suspension of payments or (ii) is declared bankrupt and such bankruptcy has not been lifted within 2 (two) months, or the Company, UPC or any of the Company's Subsidiaries, as the case may be, has failed to lodge as soon as possible with the competent court an appeal against the court decision to declare it bankrupt;

(g) a default shall have occurred with respect to any indebtedness of the Company in excess of NLG 1,000,000 (one million Netherlands Guilders) (other than the Loan) or under any agreement pursuant to which there is outstanding any indebtedness of the Company, and such default shall have continued for more than any applicable period of grace;

(h) if any major damage and/or interruption of operations of the Company occurs which is not covered or remedied in full by the proceeds of any insurance and such damage or interruption should reasonably be expected to have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement or any other Project Agreement and the Company has not prepaid, or secured in a manner satisfactory to the Agent the prepayment of the Loan within 15 (fifteen) Business Days following the occurrence of such major damage or interruption (and provided that the Company shall have immediately notified the Agent of the occurrence of such damage or interruption of operations);

(i) if any material adverse event or change shall have occurred in the economic or financial situation of the Company as a result of which the ability of the Company to fulfil any of its obligations under this Agreement, the Security or any Project Agreement is likely to be materially impaired;

(j) this Agreement, the Security, or any Project Agreement, or any provision thereof which is material in the context of this Agreement, is or becomes, for any reason, invalid or unenforceable or at any time it is unlawful or impossible for the Company to perform any of its material obligations under this Agreement, the Security, or any Project Agreement or it is unlawful or impossible for the Agent or the Lenders or any of them to exercise any of their rights under this Agreement or the Security.


SECTION 6.02. AUTOMATIC ACCELERATION

If the Company, UPC and/or any of UPC's Subsidiaries, which is also a direct or indirect shareholder of the Company (the latter only to the extent this is likely to have an adverse impact on the performance of the Company and UPC under this Agreement and the Project Agreements) shall have become voluntarily or involuntarily dissolved, or become bankrupt or shall have been granted a suspension of payments, the principal of, and all accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable (anything in this Agreement to the contrary notwithstanding) without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.



                      ARTICLE VII- SYNDICATION AND AGENT


SECTION 7.01 SYNDICATION

(a) As long as, other than the Company, the Initial Lender is the sole other party to this Agreement, any reference to the Agent, the Lenders, the other Lenders, or any of them, shall be a reference to the Initial Lender and this Agreement shall be construed accordingly.

(b) Each Lender shall have the right to request other lenders to become a lending party to this Agreement with the effect that each such other lender shall participate for a certain

      Percentage Portion in the Loan and the Disbursements (to be) made thereunder, provided that:

      (i) each such other lender shall be approved by the Company, such approval not to be unreasonably withheld;

      (ii) the minimum participation amount shall be 5% (five per cent) of the Loan amount referred to in Section 3.01.

(c) Such other lender shall become a party to this Agreement by execution and delivery by such party and the Initial Lender and the Lenders, as the case may be, of a Participation Agreement specifying inter alia the percentage for which such lender shall participate in the Disbursements made or to be made under this Agreement, and countersigning thereof by the Company, whereupon such lender shall be a party to this Agreement, with rights and obligations vis-a-vis the other parties to this Agreement as set forth in such Participation Agreement and, with respect to any Lender as referred to in this Agreement, in this Agreement where applicable and relevant in proportion to its Percentage Portion.

(d) Each of the Lenders shall participate in each Disbursement (to be) made under this Agreement in the proportion of its Percentage Portion and each
      (re)payment by the Company of principal, interest, fee and of any other amount due by the Company to the Lenders under this Agreement shall be in satisfaction to the obligations of the Lenders in proportion to such participations, unless clearly stated otherwise.

(e) Upon any such lender having become a lender party to this Agreement, any reference to the Agent, the Lenders, and any of them, shall be a reference to the Agent, the Lenders, and any of them.

(f) If a future lender requests that non-material changes be made to this Agreement or to any of the agreements and documents listed in Sections
      4.01 and 4.03 (or to any other document), as a condition to be fulfilled upon becoming a party to this Agreement, the Company shall fully cooperate in causing such changes to be made, with a view to facilitate syndication and/or sub-participations.

(g) Each Lender will notify the Company, through the Agent, of any tax gross up (as set forth in Section 3.11), unwinding costs (as set forth in Section 3.12) or Increased Costs (as set forth in Section 3.13) and as to the notification with respect to Increased Costs in accordance with
      Section 3.13(c), if and when applicable and each Lender will designate a different lending office or an Affiliate to hold its participation in the Loan if such designation will avoid the need for, or reduce the amount of compensation payable by the Company pursuant to this Agreement with respect to such tax gross up, unwinding costs and Increased Costs, provided that such designation will not, in the sole opinion of such Lender, be disadvantageous to such Lender. The Company shall reimburse such Lender for such tax gross up, unwinding costs and Increased Costs (as to Increased Costs to the extent such reimbursement obligation exists under Section 3.13(c)), as the case may be, provided that upon the Agent and such Lender having received 20 (twenty) Business Days prior notice to that effect, the Company may prepay to such Lender such Lender's Percentage Portion of all Disbursements outstanding and may cancel such Lender's Percentage Portion of the Loan not disbursed hereunder, such prepayment to include, for the avoidance of doubt, accrued interest and all other amounts then due pursuant to this Agreement.

(h) If by reason of the introduction of, or a change in any applicable law or in the interpretation or application thereof by any governmental or other authority charged with the administration thereof or by a court of competent jurisdiction, it has or will become unlawful for any Lender to maintain or give effect to its obligations hereunder (which shall include the funding of its Percentage Portion), such Lender may notify the Company through the Agent accordingly, in which event (i) the Company shall immediately, or at such later date to be designated by the Company as is permitted by the relevant law or regulation , repay all sums outstanding under that Lender's Percentage Portion together with accrued interest thereon and all other sums payable to that Lender, including without limitation, any Breakage Cost resulting from such repayment, and (ii) the Company shall hold such Lender harmless from liability with respect to any penalty accrued against it as a result of the Company's failure to duly and timely make the payments referred to under (i) above and shall reimburse such Lender upon demand for any such penalty paid by it in connection herewith together with any interest and expenses asserted in connection therewith.

SECTION 7.02 AGENT

(a) By becoming a party to this Agreement, each of such Lenders irrevocably appoints the Agent to act as its agent under and in connection with this Agreement and authorizes and directs the Agent to take such action as agent in the name of each of the Lenders as specified in this Agreement, together with all such actions and powers as are reasonably incidental thereto.

(b) The Agent shall without delay forward any notice received from the Company under this Agreement in its capacity as Agent to each of the other Lenders and the Agent shall act as directed by and in accordance with the resolutions adopted by the Majority of Lenders.

(c) As between the Agent and the Lenders, the Agent may consult with any experts or counsel selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such expert or counsel, or otherwise taken in good faith in a manner not inconsistent with such advice.

(d) As between the Agent and the Lenders, the Agent excludes any liability for any action taken or not taken by the Agent under or in connection with this Agreement (i) with the consent or at the request of the Majority of Lenders or (ii) in the absence of gross negligence of wilful misconduct of the Agent. The Lenders shall, ratably in accordance with their respective Percentage Portions, indemnify the Agent against any costs, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as a result from the Agent's gross negligence or wilful misconduct) that the Agent may suffer or incur under or in connection with this Agreement or any action taken or omitted by the Agent thereunder.

(e) The Agent may resign, subject to prior consultation with the Company, at any time by given written notice thereof to the other Lenders and to the Company. Upon any such notice of resignation, the Majority of Lenders may with the consent of the Company, which shall not be unreasonably withheld, appoint a successor Agent. If the Majority of Lenders fails to appoint a successor Agent within 30 (thirty) days of the notice of resignation, the Agent may, with the consent of the Company, which consent shall not be unreasonably withheld, appoint a successor Agent itself. The resignation of the Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term "Agent" will mean the successor Agent. Upon its resignation becoming effective, the retiring Agent shall have no rights and obligations as Agent herunder, except to the extent incurred prior to the date of appointment of a successor Agent. The successor Agent and the Company and each of the Lenders shall have the same rights and obligations amongst themselves as they would have if such successor Agent had been a party hereto as from the date hereof.

(f) The obligations and liabilities of each of the Lenders under this Agreement are several and not joint and, accordingly, no Lender shall be responsible for the obligations and liabilities under this Agreement of any other Lender.



                         ARTICLE VIII - MISCELLANEOUS


SECTION 8.01. NOTICES

Any notice, application or other communication to be given or made under this Agreement to the Agent or to the Company shall be in writing. Subject to the provisions of Sections 3.02(a) and (c), 5.03(f) and (g), such notice, application or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, airmail or telefax to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, application or other communication.

For the Company:

CABLE NETWORK BRABANT HOLDING B.V.
Attn.:  the Managing Director

Professor Dr Dorgelolaan 28
5613 AM  EINDHOVEN
The Netherlands



Alternative address for communications by telefax: [       ]

with a copy to:
UNITED PAN-EUROPE COMMUNICATIONS N.V.
Attn: Mr. Steven D. Butler
Vice President & Treasurer
Fred Roeskestraat 123
P.O. Box 74763
1070 BT  AMSTERDAM
The Netherlands
Alternative address for communications by telefax: 00.31.20.578.9861

For the Bank:
RABOBANK INTERNATIONAL
Attn. Head of Project Finance
Croeselaan 18
3521 CB  UTRECHT
P.O. Box 17100
3500 HG  UTRECHT
The Netherlands
Alternative address for communications by telefax:
00.31.30.216.1949]

SECTION 8.02. CERTIFICATE OF AUTHORITY

The Company shall furnish or cause to be furnished to the Agent evidence, in form and substance satisfactory to the Agent, of the authority of the person or persons who will, on behalf of the Company, sign the applications and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Company under this Agreement, and the authenticated specimen signature of each such person.


SECTION 8.03. ENGLISH LANGUAGE

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Company, which translation shall be the governing version between the Company and the Agent.

SECTION 8.04. FINANCIAL CALCULATIONS

All financial calculations to be made under, or for the purposes of, this Agreement shall be determined in accordance with Generally Accepted Accounting Principles and, except as otherwise required to conform to the provisions of this Agreement, shall be calculated from the then most recently issued quarterly Financial Statements which the Company is obligated to furnish to the Agent from time to time, as provided in Section 5.03(a); provided, however, that if there should occur any material adverse change in the financial condition of the Company after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures and (c) the Agent is entitled to correct or amend any calculations in case of manifest error.


SECTION 8.05. RIGHTS, REMEDIES AND WAIVERS

(a) The rights and remedies of the Agent or the Lenders in relation to any misrepresentations or breach of warranty on the part of the Company shall not be prejudiced by any investigation which may be made after the date of this Agreement by or on behalf of the Agent or the Lenders into the affairs of the Company, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Agent or the Lenders in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b) No course of dealing or waiver by the Agent or the Lenders in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of the Agent or the Lenders with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of the Agent or the Lenders in respect of any Disbursement affect or impair any right, power or remedy of the Agent or the Lenders in respect of any other Disbursement.

(c) Unless otherwise notified to the Company by the Agent or the Lenders and without prejudice to the generality of subsection (b) above, the right of the Agent to require compliance with any condition under this Agreement which may be waived by the Agent or the Lenders in respect of any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Agent or the Lenders upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Agent or the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Agent or the Lenders in respect of any other default.

SECTION 8.06. TERM OF AGREEMENT

This Agreement shall continue in force until all monies payable hereunder shall have been fully paid in accordance with the provisions hereof.


SECTION 8.07. GOVERNING LAW AND JURISDICTION

(a)   This Agreement shall be governed by the laws of the Netherlands.

(b) Any suit, action or proceeding against the Company with respect to this Agreement may be brought in the court of Amsterdam and the Company, the Agent and the Lenders hereby submit to the exclusive jurisdiction of the court of Amsterdam for the purpose of any such suit, action or proceeding.


SECTION 8.08. SUCCESSORS AND ASSIGNS

This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Company may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior consent of the Agent.

SECTION 8.09. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.


SECTION 8.10. AMENDMENTS

This Agreement may be amended only by an instrument in writing signed by the Company, the Agent and the Initial Lender or, as the case may be, the Lenders.


8.11. SEVERABILITY

In the event that one or more provisions of this Agreement would appear to be non-binding, the other provisions of this Agreement will continue to be effective. The Company and the Agent are obliged to replace the non-binding provisions in such a manner that the new provisions differ as little as possible from the non-binding clauses, taking into account the object and the purpose of this agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.


/s/ Onno Zuidema
__________________________
Cable Network Brabant Holding B.V.
represented by:


/s/ M.J. de Goaijen
__________________________
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
(Agent)
represented by:


/s/ M.J. de Goaijen
____________________________
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
(Initial Lender)
represented by: